Exhibit (a)(1)(K)

NEWS RELEASE

CONTACTS:	ALLERGAN:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558

Vitae:
Investors:
Richard S. Morris
Chief Financial Officer
(215) 461-2000

Westwicke Partners
John Woolford
(443) 213-0506

Media:
6 Degrees PR
Tony Plohoros
(908) 591-2839

Allergan and Vitae Pharmaceuticals Announce Expiration of HSR

Waiting Period for Allergan’s Proposed Acquisition of Vitae

DUBLIN, IRELAND and FORT WASHINGTON, PA – October 17, 2016 – Allergan plc (NYSE: AGN), a leading global pharmaceutical company, and Vitae Pharmaceuticals, Inc. (NASDAQ:VTAE), a clinical-stage biotechnology company, today announced that the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), has expired with respect to Allergan’s pending acquisition of Vitae.

The expiration of the HSR waiting period satisfies one of the conditions to the closing of the pending acquisition, which remains subject to other customary closing conditions. Both companies expect the transaction to be completed in the fourth quarter of 2016.

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women’s health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, the Company’s R&D model, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs in development.

Our Company’s success is powered by our more than 15,000 global colleagues’ commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what it is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live healthier lives every day.

For more information, visit Allergan’s website at www.Allergan.com.

About Vitae Pharmaceuticals

Vitae Pharmaceuticals is a clinical-stage biotechnology company developing first-in-class product candidates with potential to transform the treatment paradigm for patients with significant unmet medical needs. Initial indications being pursued include psoriasis, other autoimmune disorders, and atopic dermatitis. Vitae’s lead clinical assets include VTP-43742, an oral RORyt inhibitor currently being studied in patients with moderate to severe psoriasis, and VTP-38543, an LXRß selective agonist being studied in patients with mild to moderate atopic dermatitis.

For additional information, please visit Vitae’s website at www.vitaepharma.com.

Allergan Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; difficulties or delays in manufacturing; the ability of Allergan to complete the acquisition of Vitae; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (such periodic public filings having been filed under the “Actavis plc” name). Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

Vitae Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” relating to the acquisition of Vitae by Allergan. Such forward-looking statements include the ability of Vitae, Parent and Merger Sub to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer and the other conditions set forth in the merger agreement and the possibility of any termination of the merger agreement. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Vitae’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Vitae’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; other uncertainties pertaining to the business of Vitae, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vitae’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are on file with the Securities and Exchange Commission and available on the Securities and Exchange Commission’s website at www.sec.gov. In addition to the risks described above and in Vitae’s other filings with the Securities and Exchange Commission, other unknown or unpredictable factors could also affect Vitae’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information contained in this press release is provided only as of the date of this report, and Vitae undertakes no obligation to update any forward-looking statements either contained in or incorporated by reference into this report on account of new information, future events, or otherwise, except as required by law.

Notice to Investors

The description contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Vitae common stock are only being made pursuant to an offer to purchase and related materials that Allergan first filed with the Securities and Exchange Commission on September 26, 2016. Vitae has also filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. Additionally, Vitae and Allergan have filed and may in the future file other relevant materials in connection with the proposed acquisition of Vitae by Allergan pursuant to the terms of the merger agreement. All of these materials (and all other materials filed by Vitae with the Securities and Exchange Commission) are available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents may be obtained by directing a request to Allergan’s Investor Relations Department at (862) 261-7488. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by Vitae by contacting Vitae Investor Relations at (215) 461-2000.

INVESTORS AND SHAREHOLDERS OF VITAE ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH HAS BEEN AND MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER OR MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.